Exhibit 10.1

Change Healthcare Inc.

Annual Incentive Plan (AIP)

Amended and Restated as of June 17, 2020

1.

Purpose. The purpose of the Change Healthcare Inc. Annual Incentive Plan (the “Plan”) is to provide an incentive to eligible employees of Change Healthcare Inc. and its participating subsidiaries (collectively, the “Company”) who contribute to the success of the enterprise. The Plan offers eligible employees an opportunity to earn compensation in addition to their base salaries, based upon the performance of the Company (including its Business Units) and their individual performance.

2.

Plan Administration. The Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Committee”), in consultation with the Chief Executive Officer of the Company (the “CEO”), shall administer the Plan. The CEO shall oversee and interpret any and all aspects of the Plan (including the amount payable to any individual participant) and may delegate any responsibilities under the Plan to the Chief People Officer (“CPO”) of the Company. The CEO (other than with respect to himself) shall make final recommendations to the Committee regarding both the amount and the timing of any bonus payments pursuant to the Plan. The Committee shall review and approve the CEO’s recommendations. If an employee believes that he/she has been paid incorrectly or denied payment incorrectly under the Plan, the employee must provide written notice to the CPO (the “appeal”) within thirty (30) days of the date of the incorrect payment or payment refusal. The CEO has the sole unilateral discretion and authority to accept or reject an appeal, whether to modify or make a payment in response to an appeal, to interpret and apply the Plan and any and all language contained in the Plan, and to determine the amount of payment. Any and all decisions made by the CEO are final.

3.	Plan Year. The Plan shall be effective from April 1 of each fiscal year of the Company through March 31 of such fiscal year (each, a “Plan Year”).

4.

Participant Eligibility. Employees eligible to participate in the Plan generally include regular full-time employees, unless state, local, province, or territorial laws requires additional employee participation, and an eligible employee selected to participate in the Plan is referred to as a “Participant”. A Participant must be employed and meet the eligibility criteria before the Participation Deadline to be eligible to participate in the Plan for that year.

Generally, individuals who are ineligible to participate in the Plan include the following:

•	Temporary employees, independent contractors and consultants

•	Employees located in the United States who do not have a signed Company Protection Agreement on file with the Company

•	Anyone not actively employed on the date the Actual Awards are distributed (except as described in this Plan summary)

•	Any other employee that does not meet the eligibility criteria above

5.

Annual Incentive Potential. The target bonus potential (“Annual Incentive Plan or AIP Target Percentage”) is calculated as a percentage of the Participant’s Annual Base Salary as of the last day of the Plan Year to which the bonus relates. If a Participant no longer participates in the Plan due to a change in job during the Plan Year, the AIP Target Percentage is calculated as a percentage of the Participant’s Annual Base Salary as of the last day of the Plan Year on which the individual was a Participant in the Plan. If a Participant changes from full-time to part-time or vice versa during the Plan year, then the AIP Target Percentage is calculated based on the different employment percentages applicable during the Plan Year. The guidelines for determining AIP Target Percentage are based on the level of the job the employee is assigned. These guidelines, however, may be adjusted to reflect the significance, scope and level of accountability for a given job. Adjustments (increases or reductions) to the AIP Target Percentage levels may be made at the discretion of the CEO or the CPO of the Company. Additionally, certain AIP Target Percentage levels are set forth in written employment agreements. As such, these written agreements shall be controlling.

6.

Performance Targets. The funding and payment of bonuses is based upon performance metrics established by the Committee. Unless and until otherwise specified by the Committee, the three Plan components are the Company Performance Targets, Business Unit Performance Targets and Individual Performance Measures. Calculation of Actual Awards shall be based on the achievement of multiple objectives. Each objective has a threshold, target and a maximum level of performance. For each objective, the bonus payment shall range from zero to a maximum percentage based on the level of performance for that objective.

a.

Company Performance Targets. Payments are contingent upon the Company achieving the Company Performance Targets as shall be set by the Committee within the first ninety days of a Plan Year. If, and when, bonuses are declared, financial calculations shall be made to determine the funding level for Participants based upon the Company Performance Targets.

b.

Business Unit Performance Targets. For those eligible employees whose job responsibilities are primarily related to a particular Business Unit, payments for a portion of the Participant’s bonus amount are contingent upon the Business Unit, achieving the applicable Performance Targets as shall be set by the Committee with respect to each Plan Year. If, and when, bonuses are declared, financial calculations shall be made to determine a funding level for each Business Unit.

c.

Individual Performance Measures. Each Participant shall have one or more Individual Performance Measures. Individual Performance Measures may be quantitative, qualitative or both. Once the Company and/or the Business Unit have achieved their performance goals, a Participant’s Individual Performance Measures, taken as a whole with the Company and/or Business Unit performance, shall determine the amount of the Participant’s Actual Award. Individual bonus potential can be greatly impacted by the level of achievement of Individual Performance Measures as determined by each Participant’s manager. Actual Awards shall be adjusted, at each Participant’s manager’s discretion, to reflect the Participant’s individual contribution to the achievement of Company Performance Targets and Business Unit Performance Targets and the Participant’s Individual Performance Measures. A Participant’s manager shall review and approve, modify or disapprove the Actual Award, if any, to be paid to a Participant for the Plan Year, and reserves the right to reduce or increase or eliminate the individual payments determined according to the above method.

7.

Prorations. If an employee, not previously eligible for participation in the Plan, moves to a job and becomes eligible for participation in the Plan, the employee’s Actual Award shall be calculated as a prorated portion of the annual bonus relevant to that Plan Year based upon the employee’s first date of eligibility. If a person otherwise eligible for participation in the Plan becomes an employee of the Company during the Plan Year, the employee’s Actual Award shall be calculated as a prorated portion of the annual bonus for that Plan Year based upon the employee’s first date of employment. If a Participant is transferred to a new job during the Plan Year with a higher or lower AIP Target Percentage, the determination of the Participant’s Actual Award shall be calculated based on the two different AIP Target Percentages, prorated for each AIP Target Percentage based on the date of the change in job. If a Participant is transferred to a new job during the Plan Year with a higher or lower Business Unit Performance Target, the determination of the Participant’s Actual Award shall be calculated based on the different Performance Targets, prorated for each Business Unit Performance Target, based on the date of the change in job within that Plan Year. If a Participant is re-hired during the Plan Year, the employee shall be eligible for a prorated award based on the total period of participation in the Plan. If a Participant no longer participates in the Plan due to a change in job during the Plan Year, the employee shall be eligible to receive a prorated award based on the period of participation in the Plan; provided, that the employee must continue to meet the “Conditions For Receiving Payment” set forth below. Such prorated award shall be paid at the same time as awards are made to other Participants under the Plan.

8.

Payout and Taxation. The Company anticipates any bonus amounts earned under the Plan for each Plan Year shall be paid in a lump sum around June of the year following that Plan Year after completion of audited financial statements for the Plan Year and final executive and Committee approval but in any event, bonus amounts earned under the

Plan, if any, shall be paid prior to March 15 of the calendar year following the end of the Plan Year to which such bonus amounts relate. Specific provisions regarding distribution are outlined below under the “Conditions for Receiving Payment” section of the Plan. Payroll taxes shall be withheld from the bonus award, or remitted to tax authorities, subject to and in accordance with law. Actual Awards that Participants receive shall be reported as income in the year in which they are paid, in accordance with applicable law.

9.

Conditions for Receiving Payment. No Actual Awards under this Plan shall be paid to any Participant if employment is terminated, whether voluntary or involuntary, prior to the actual payment distribution date, except as described in Section 10 of this Plan summary or to the extent required by applicable law. However, the Company retains the authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of a Participant during the Plan Year, termination of employment due to total or partial disability, call to active military service or retirement with the written consent of the Company. For clarity, a Participant is considered an active employee of the Company during any notice period, whether based on a written employment agreement, the applicable local employment or labor laws, or the common or civil law (“Notice Period”) if the Participant continues working during the Notice Period, regardless of why that Participant’s employment is terminated. However, if a Participant receives a payment in lieu of notice, instead of working during the Notice Period, the employee will not be considered an active employee during the Notice Period and the last day worked is considered the termination date for purposes of the Plan.

10.

Effect of Termination of Employment. Except as expressly set forth in this section, a Participant must be an active employee of the Company on the date the Actual Awards are distributed to Participants to be eligible to receive any payment under the Plan.

a.

Death or Long-Term Disability. If a Participant’s employment is terminated by the Company due to death or Long-Term Disability during the Plan Year, the Participant shall be entitled to receive a prorated portion of the Actual Award, with proration based on the date of termination of employment within the Plan Year.

b.

Retirement. If a Participant’s employment is terminated due to Retirement on or after the Participation Deadline, the Participant shall be entitled to receive a prorated portion of the Actual Award, with proration based on the date of termination of employment within the Plan Year.

c.

Other Qualifying Terminations. If a Participant’s employment is terminated due to a Qualifying Termination on or after the Participation Deadline, the Participant shall be entitled to receive a prorated portion of the Actual Award, with proration based on the date of termination of employment within the Plan Year.

11.

Limitations and/or Adjustments. Payment of an Actual Award under the Plan is not an integral part of a Participant’s compensation package. A Participant’s base salary compensates them for the expected results of any given job role within the Company. Payment of an Actual Award is at the discretion of the Company. For the avoidance of doubt, the Plan is discretionary by nature, and unless the provincial labor/employment standards legislation applicable in the province of employment where the Participant works requires otherwise in the specific circumstance, awards made under the Plan shall not be deemed a portion of a Participant’s compensation for any purpose whatsoever, including without limitation, when calculating a Participant’s entitlements to termination pay, severance pay or other amounts payable upon termination of employment. Participation in a Plan Year does not guarantee payment of an award under the Plan for that Plan Year and Participation in one Plan Year does not guarantee participation in any subsequent Plan Year. The Company reserves the right to review, amend, suspend and/or terminate the Plan, the incentive calculation formulas and all other aspects of the Plan at any time. Plan changes shall be based on a determination of the Company’s business needs and do not require prior notification or explanation to Participants. A Participant’s participation in the Plan shall not be construed as an employment contract or as a promise of continuing employment between the Company and the Participant. Employment with the Company is terminable at will, unless an employment contract or state, local, province, or territorial laws requires otherwise.

12.

Active Employment Eligibility. If a Participant takes any type of approved leave of absence for less than (12) consecutive weeks during the Plan Year, this period of time will be included in the calculation of the award. If a Participant takes any type of approved leave of absence for (12) consecutive weeks during the Plan Year or more, the period of time in excess of (12) weeks will not be considered in the Participant’s Actual Award calculation, unless an employment contract or state, local, province, or territorial laws requires otherwise.

13.

Section 409A. The payments made under this Plan to Participants subject to U.S. taxes are intended be exempt from with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”). Payments made under this Plan shall be interpreted and construed to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4). Notwithstanding any provision of this Plan to the contrary, this Plan shall be interpreted and construed consistent with the terms set forth in this Section 13, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Plan so that it shall be exempt from the requirements of Section 409A, the Company does not represent or warrant that this Plan shall be exempt from Section 409A or any other provision of federal, state, local, or non-United States law. The Company, or either of its directors, officers, employees or advisers shall not be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the

Participant may owe as a result of compensation paid under this Plan, and shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A.

14.

Clawback. Any payment made under this Plan shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or similar policy adopted by the Company, whether in existence as of the effective date of the Plan or later adopted by the Company) and (ii) any applicable law or government regulation. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Plan for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. The Company will make any determination for clawback, forfeiture or recovery in its sole discretion and in accordance with any applicable law, government regulation or Company policy, as applicable. By participating in this Plan the Participant consents to such deductions being made by the Company.

15.

Change in Control. In connection with a Change in Control, the Committee shall have the discretion to make changes to the Plan and awards hereunder as the Committee, in its sole discretion, deems to be equitable and appropriate.

16.	Definitions.

a.	“Actual Award” means the finally determined amount payable to a Participant under the Plan for a Plan Year.

b.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

c.

“Annual Base Salary” means annual rate of pay as of the last day of the Plan year for exempt Participants. For non-exempt Participants, this is the hourly rate of pay annualized for the number of hours worked during the Plan Year.

d.

“Change in Control” means (i) the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange

Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exchange of exchangeable stock or units, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate shall not constitute a Change in Control; (ii) during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the effective date of the Plan, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or (iii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company (taken as a whole) to any Person that is not an Affiliate of the Company.

e.	“Common Stock” means the common stock of the Company, par value $0.001 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

f.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

g.

“Long-Term Disability” shall mean the Company or its affiliates having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any written employment agreement then in effect between the Participant and the Company or an affiliate, or in the absence of such an agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, as determined by the Company based upon medical evidence acceptable to it.

h.	“Participation Deadline” with respect to a Plan Year shall mean January 1 of the Plan Year.

i.	“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

j.

“Qualifying Termination” means a termination of employment eligible to receive benefits under the Company’s Severance Guidelines or Executive Severance Guidelines in accordance with the terms and conditions of such guidelines as may be amended from time to time.

k.

“Retirement” means, unless otherwise set forth in an employment agreement with a Participant or specifically defined under local law for the purposes of payment of compensation for services, termination from the Company with age of at least 65.

17.

Governing Law. For employees on U.S. payroll, the laws of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to the state of Delaware’s conflict of laws rules.

For International employees, the laws of the country where the Participant permanently resides shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to the Country of Residence’s conflict of laws rules.